AT THE COMPANY:                             AT THE FINANCIAL RELATIONS BOARD:
Bradley Buechler    David B. Mueller        Bill Schmidle    Mike Arneth
President and Chief Executive V.P. and      Analyst Contact  Jeff Wilhoit
Executive Officer   Chief Operating Officer (312) 266-7800   General Inquiries
(314) 721-4242      (314) 721-4242                           (312) 266-7800
                                                Laura Kuhlmann-Doerer
                                                Media Inquiries
                                                (312) 266-7800
FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 30, 1997

     SPARTECH CORPORATION ANNOUNCES AGREEMENT TO PURCHASE NET ASSETS OF THE
              PREFERRED PLASTIC SHEET DIVISION OF ECHLIN INC.

ST. LOUIS, MISSOURI, JULY 30, 1997 -- Spartech Corporation (NYSE: SEH) announced today that it has entered into an agreement to acquire the net assets of the Preferred Plastic Sheet Division of Echlin Inc. -- well-established manufacturers of extruded sheet and profile products -- based in Greenville, Ohio.

     Spartech's President and Chief Executive Officer, Bradley B. Buechler, stated, "We are enthusiastic about the prospect of Preferred's extrusion and profile operations joining the Spartech family of plastics processing companies. The addition of Preferred will be of strategic importance in further strengthening our thirteen plant extruded sheet & rollstock segment -- Spartech Plastics. The acquisition will provide Spartech with certain new production capabilities and strong technological leadership in the manufacture of polyethylene sheet products. It should also improve operating efficiencies throughout our extruded sheet & rollstock group."

     Mr. Buechler further stated, "When completed, the combination of Spartech's current annual sales volume of approximately $500 million and Preferred's recent running rate of $75-$80 million will increase our annual production capacity and total Company sales to more than 750 million pounds and $575 million, respectively. Terms of the acquisition, which we anticipate to be accretive to our earnings per share immediately, will be disclosed when the transaction is completed."

     Spartech's Executive Vice President and Chief Operating Officer, David B. Mueller, stated, "Current plans call for the transaction to close, subject to necessary consents and approvals, on or before August 31, 1997. The acquisition will primarily be financed through a new $50 Million Private Placement of Debt. Spartech plans on upgrading Preferred's manufacturing equipment and putting additional capital into their facilities during the next 12-18 months."

     Spartech is a leading producer of engineered thermoplastic materials, polymeric compounds and molded products which today annually produces more that 500 million pounds from its twenty-two facilities located throughout North America.

              FOR MORE INFORMATION ON SPARTECH CORPORATION,
        SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE TICKER SYMBOL SEH.
         SPARTECH IS ON THE INTERNET AT: http://www.spartech.com/